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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. _____)*



                           EMBASSY ACQUISITION CORP.
                   -----------------------------------------
                               (Name of Issuer)




                    Common Stock, par value $.0001 per share
                   -----------------------------------------
                        (Title of Class of Securities)




                                  290790 10 4
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 290790 10 4              SCHEDULE 13G        PAGE       OF       PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Glenn L. Halpryn
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
              Miami, Florida
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        330,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                               0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       330,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                         0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              330,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              12.99
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
              IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE       OF       PAGES
                               -----    -----

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Item 1.       ISSUER

      (a)     Embassy Acquisition Corp.

      (b)     1428 Brickell Avenue, Suite 105, Miami, Florida 33131.

Item 2.       PERSON FILING

      (a)     Glenn L. Halpryn

      (b)     1428 Brickell Avenue, Suite 105, Miami, Florida 33131.

      (c)     U.S.

      (d)     Common Stock, par value $.0001 per share

      (e)     290790 10 4

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

              N/A

Item 4.       OWNERSHIP

      (a)     330,000

      (b)     12.99%

      (c)     (i)    330,000
              (ii)   0
              (iii)  330,000
              (iv)   0

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              N/A

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              N/A




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Item 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              N/A

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              N/A

Item 9.       NOTICE OF DISSOLUTION OF GROUP

              N/A

Item 10.      CERTIFICATION


     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of an do not have the effect of changing or influencing the control of the issuer of such securities and were not acquire in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Feb. 12, 1997
-------
Date
                                      /s/ Glenn L. Halpryn
                                      ------------------------------
                                      Signature



                                      Glenn L. Halpryn, President
                                      ------------------------------
                                      Name/Title